EXHIBIT 21.1
LIST OF SUBSIDIARIES
The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at July 2, 2017:

Domestic Operations:	Incorporated In:

Beckwood Services, Inc.	New Hampshire

Hunter Technology Corporation (dba Sparton Milpitas)	California

Real Time Enterprises, Inc.	New York

Sparton Aubrey Group, Inc. (f/k/a Aubrey Group, Inc.)	California

Sparton Aydin, LLC	Delaware
(dba Aydin Displays, Aydin Displays, LLC), KEP Marine

Sparton Beckwood, LLC	Delaware

Sparton Brooksville, LLC	Delaware

Sparton DeLeon Springs, LLC	Florida

Sparton Design Services, LLC	Delaware

Sparton eMT, LLC	Delaware

Sparton IED, LLC	Delaware

Sparton Irvine, LLC	California

Sparton Technology, Inc.	New Mexico

Sparton Medical Systems, Inc.	Michigan
(f/k/a Astro Instrumentation, Inc.)

Sparton BP Medical Denver, LLC	Delaware

Sparton Medical Systems, Colorado, LLC	Colorado

Sparton Onyx, LLC	South Dakota

Sparton Onyx Holdings, LLC	Delaware

Spartronics, Inc.	Michigan

Sparton Engineered Products, Inc - Flora Group	Illinois

Foreign Operations:	Incorporated In:

Sparton of Canada, Limited	Canada
(dba Stealth, Stealth Computer, Stealth.com)

Spartronics Vietnam Co., Ltd	Vietnam